                                                                       EXHIBIT 2

                       WAIVER, CONSENT AND FIRST AMENDMENT
                      TO SENIOR SUBORDINATED LOAN DOCUMENTS

     This WAIVER, CONSENT AND FIRST AMENDMENT TO SENIOR SUBORDINATED LOAN DOCUMENTS ("First Amendment") is made and entered into as of April 17, 2001 between CLARION TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and its subsidiaries party hereto (the Company and its subsidiaries are referred to individually as a "Loan Party" and collectively as the "Loan Parties"), jointly and severally, as borrowers; and WILLIAM BLAIR MEZZANINE CAPITAL FUND III, L.P., a Delaware limited partnership ("WBMCF"), Emilie D. Wierda Living Trust dated 3/1/94, William Beckman and Thomas Wallace, as the lenders.

                                 R E C I T A L S

     A. Pursuant to that certain Senior Subordinated Loan Agreement dated as of July 21, 2000 (the "Loan Agreement") between the Loan Parties and WBMCF, WBMCF purchased a promissory note of the Loan Parties having a principal amount of $30,000,000, and the Company issued to WBMCF a warrant to purchase 2,847,797 shares of the Company's Common Stock.

     B. Prior to the date hereof, the Loan Parties defaulted on certain obligations to the Agent and the Senior Lenders under a Credit Agreement by and among LaSalle Bank National Association, a national banking association corporation, Bank One Michigan, a Michigan banking corporation, and certain financial institutions dated February 29, 2000, as amended by that certain First Amendment to Credit Agreement dated June 30, 2000, and that certain Second Amendment to Credit Agreement dated July 21, 2000.

     C. In connection with such defaults, the Loan Parties, Agent and the Senior Lenders are entering into a Third Amendment to Credit Agreement of even date herewith (the "Third Amendment to Senior Loan Agreement"), pursuant to which Senior Lenders, among other things, are agreeing to convert a portion of their revolving loan commitments to Loan Parties into a single maturity loan, increase the amount of their revolving loan commitments to Loan Parties to an aggregate amount of $17,000,000, reschedule principal payments and maturity of the loans thereunder, amend certain financial covenants contained therein, and to waive existing defaults specifically enumerated therein.

     D. On the date hereof, the Loan Parties are in default under certain obligations to WBMCF under the Loan Agreement and have requested, and WBMCF has agreed to waive such existing defaults.

     E. The Loan Parties have further requested, and WBMCF has further agreed, to amend selected provisions of the Loan Agreement and Registration Rights Agreement and to make provision for the purchase of additional senior subordinated notes of the Loan Parties by WBMCF and the additional lenders set forth in Schedule 2.1 of the Loan Agreement, as amended hereby, having an aggregate principal amount of $3,000,000, all upon the terms and conditions as hereinafter set forth.

     F. In connection with such additional senior subordinated notes, the Company has agreed to issue warrants to purchase shares of the Company's Common Stock to WBMCF and the additional lenders set forth in Schedule 2.1 of the Loan Agreement, as amended hereby, and




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WBMCF has further agreed to provide consent to amend that certain Amended and
Restated Certificate of Designations of Clarion Technologies, Inc. dated April 6, 2001 (the "Preferred Stock Amendments"), upon the terms and conditions as hereinafter set forth.

     G. Based upon the foregoing recitals, and without waiving any rights or remedies other than those expressly waived herein, Lender is willing to amend the terms of the Senior Subordinated Loan Documents under the terms and conditions expressly set forth herein.

                               A G R E E M E N T S

     NOW, THEREFORE, in consideration of the agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Incorporation of Recitals. The foregoing recitals are incorporated herein by reference and made a part of this First Amendment.

     2. Definitions. All capitalized terms used herein without definition shall have the meanings given to them in the Loan Agreement, as amended by this First Amendment.

     3. Defaults. The Loan Parties hereby acknowledge, confirm and agree that certain events have occurred and continue to occur as set forth on Schedule 1 hereto (collectively, the "Existing Defaults"), each of which presently constitutes an Event of Default or Potential Event of Default and, subject to the terms of the Intercreditor Agreement, entitles, or would entitle, WBMCF to exercise certain rights and remedies under the Loan Agreement.

     4. Waiver. In reliance upon the representations, warranties and covenants of the Loan Parties contained in this Agreement and subject to the terms and conditions of this Agreement and any documents or instruments executed in connection herewith, Lender hereby agrees to waive any and all Existing Defaults. The Loan Parties understand and agree that the waiver contained in this Section 4 relates only to the Existing Defaults, which occurred prior to and are existing as of, the date of this First Amendment, and that said waiver shall not be construed as Lender's waiver of, or agreement to waive, any Events of Default or Potential Events of Default arising hereafter under the Loan Agreement or any other Senior Subordinated Loan Document. Except as limited and/or modified by this First Amendment and by the documents executed and delivered in connection herewith, the Loan Documents shall be deemed to be in full force and effect during the period of the Agreement, and all provisions of the Loan Agreement relating to the rights and remedies of Lender shall continue to be in effect until such time as all Obligations have been paid in full.

     5. Amendment of the Loan Agreement. Subject to the Loan Parties' performance of their obligations to Lender hereunder on the date hereof, the parties hereto agree to amend the terms of the Loan Agreement as follows:

          (a) The following definitions shall be added to Section 1.1 of the Loan Agreement in the proper alphabetical order:

               "'Deferred Interest Period' shall mean the period commencing on January 1, 2001 and ending on the earlier of June 30, 2002 or the date that Senior Lenders are paid in full."



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               "`Deferred Interest Portion' shall have the meaning set forth in
          Section 2.3(e)(ii) hereof."

               "`First Amendment' shall mean that certain Waiver, Consent and First Amendment to Senior Subordinated Loan Documents dated as of April 17, 2001 between the Loan Parties, as borrowers, and WBMCF, Emilie D. Wierda Living Trust dated 3/1/94, William Beckman and Thomas Wallace, as lenders, as the same may be amended, supplemented, restated or otherwise modified from time to time."

               "`First Amendment Closing Date' shall be deemed to mean the date of the First Amendment if and when the conditions for effectiveness of the First Amendment are satisfied as provided therein."

               "`First Amendment Loans' shall have the meaning set forth in
          Section 2.1 hereof."

               "`First Amendment Senior Subordinated Notes' shall have the meaning set forth in Section 2.1 hereof."

               "`First Amendment Warrants' shall mean the warrants issued by the Company to WBMCF, Emilie D. Wierda Living Trust dated 3/1/94, William Beckman and Thomas Wallace in form and substance substantially identical to Exhibit D-2 attached hereto."

               "`Montpelier Facility' shall mean the Company's facilities located in Montpelier, Ohio, including, without limitation, all real estate, machinery and equipment."

               "`Original Senior Subordinated Note' shall have the meaning set forth in Section 2.1 hereof."

               "`Original Warrant' shall mean the warrant issued by the Company to WBMCF in form and substance substantially identical to Exhibit D-1 attached hereto."

               "`Permitted Sale' shall mean the sale by the Loan Parties of the Montpelier Facility which (a) is approved by the Company's board of directors, (b) permitted under the terms of the Senior Loan Agreement as in effect on the date hereof, and (c) is approved in writing by Lender, such approval not to be unreasonably withheld."

               "`Senior Termination Date' shall mean April 30, 2002."

          (b) The following definitions in Section 1.1 of the Loan Agreement shall be deleted in their entirety and replaced with the following:

               "`Lender' shall mean (1) with respect to the Original Loan, WBMCF and its Affiliates, participants, transferees, successors and assigns, and (2) with respect to the First Amendment Loans, WBMCF, Emilie D. Wierda Living Trust





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          dated 3/1/94, William Beckman and Thomas Wallace and their Affiliates, participants, transferees, successors and assigns."

               "`Loan' shall have the meaning set forth in Section 2.1(c) hereof."

               "Material Adverse Effect" shall mean a material adverse change in, or a material adverse effect upon, the (a) business, operations, properties, condition (financial or otherwise), operating results or business prospects of the Loan Parties, taken as a whole, as a result of the occurrence or existence of any single event or condition or series of events or conditions in the aggregate, or (b) the ability of the Loan Parties to perform their obligations under any of the Senior Loan Documents or any of the Senior Subordinated Loan Documents to which they are a party, or (c) the validity or enforceability of any of the Senior Subordinated Loan Documents or the rights, powers and remedies of Lender to enforce or collect the Obligations. In determining whether any individual event could result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could result in a Material Adverse Effect.

               "`Principal' shall mean the unpaid principal amount of the Loan including, without limitation, the principal amount of the Original Loan (including, without limitation, the Deferred Interest Portion) and the principal amount of the First Amendment Loans (including, without limitation, the amounts added to the principal thereof pursuant to Section 2.3(b)(ii) hereof)."

               "`Senior Subordinated Note' shall have the meaning set forth in
          Section 2.1(c) hereof."

               "`Subordinated Indebtedness' shall mean (i) the Loan (including, without limitation, the Original Loan and the First Amendment Loans),
          (ii) each of the Drake Notes and (iii) any other unsecured Indebtedness of the Loan Parties which has subordination terms, covenants, pricing and other terms which have been approved in writing by Senior Lenders and Lender."

          (c) The definitions "Annualized EBITDA", "Minimum Equity Contribution", and "Permitted Sale and Leaseback" shall be deleted from
     Section 1.1 of the Loan Agreement in their entirety.

          (d) The last sentence of Section 1.1 shall be deleted in its entirety and replaced with the following:

               "Other terms are defined elsewhere in this Loan Agreement. All references in this Loan Agreement to the terms "Lender", "Loan", and "Senior Subordinated Note" in the singular shall be deemed to refer to the plural equivalent of the term as the context may so require."

               (e) The last sentence of Section 1.2 shall be deleted in its entirety.

               (f) Section 2.1 of the Loan Agreement shall be deleted in its entirety and replaced with the following:




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               "2.1 Purchase and Sale of the Original Senior Subordinated Note
          and the First Amendment Senior Subordinated Notes.

               (a) Subject to the terms hereof, on July 21, 2000, Lender shall purchase from the Loan Parties for a purchase price of Thirty Million Dollars ($30,000,000) less the total amount allocated to the Original Warrant consistent with the terms thereof, and the Loan Parties shall issue and sell to Lender, a senior subordinated note (the "Original Senior Subordinated Note") evidencing a term loan in the principal amount of Thirty Million Dollars ($30,000,000) (the "Original Loan"). The Original Senior Subordinated Note shall be dated July 21, 2000, subject to the terms and conditions of this Agreement and in the form attached hereto as Exhibit C-1. The aggregate principal amount of the Original Senior Subordinated Note outstanding on the First Amendment Closing Date is Thirty Million Dollars ($30,000,000).

               (b) Subject to the terms hereof, on the First Amendment Closing Date, each Lender shall purchase from the Loan Parties, and the Loan Parties shall issue and sell to each Lender, a senior subordinated note (each, a "First Amendment Senior Subordinated Note" and, collectively, the "First Amendment Senior Subordinated Notes") evidencing a term loan (each, a "First Amendment Loan" and, collectively, the "First Amendment Loans") in the amount set forth opposite such Lender's name on Schedule 2.1 attached hereto for the purchase price equal to such amount set forth opposite such Lender's name on Schedule 2.1 attached hereto, less the total amount allocated to such Lender's First Amendment Warrant consistent with the terms thereof. The First Amendment Senior Subordinated Notes shall be dated as of April 20, 2000, subject to the terms and conditions of this Agreement and in the form attached hereto as Exhibit C-2.

               (c) The Original Senior Subordinated Note and the First Amendment Senior Subordinated Notes are collectively referred to herein as the "Senior Subordinated Note" and the Original Loan and the First Amendment Loans are collectively referred to as the "Loan"."

          (g) Sections 2.3 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

               "(a) Interest.

                         (i) Until the Deferred Interest Portion of the Original
                    Loan is paid in full, the Principal of the Original Loan shall bear interest from January 1, 2001 until paid, computed on the basis of a 360-day year for the actual number of days elapsed, at a fixed annual rate of (1) 12.00% for the period commencing January 1, 2001 through March 31, 2001, and (2) 15.00%. After the Deferred Interest Portion of the Original Loan is paid in full, so long as no Event of Default has occurred and is continuing, the Principal of the Original Loan shall bear interest





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

                    until paid, computed on the basis of a 360-day year for the actual number of days elapsed, at a fixed annual rate of 12.00%.

                         (ii) So long as no Event of Default has occurred and is
                    continuing, interest shall accrue from the date hereof on the Principal of the First Amendment Loans from time to time outstanding until paid, computed on the basis of a 360-day year for the actual number of days elapsed, initially at a fixed annual rate of 12.00%."

               "(b) Interest Payment or Accrual.

                         (i) During the Deferred Interest Period, accrued and
                    unpaid interest on the Principal of the Original Loan shall be added to the aggregate principal amount of the Original Loan as of the close of business on each Quarterly Payment Date (the "Deferred Interest Portion") commencing with the Quarterly Payment Date on March 31, 2001. At the expiration of the Deferred Interest Period, the entire Deferred Interest Portion shall be payable upon demand. Thereafter, accrued interest shall be due and payable quarterly in arrears on each Quarterly Payment Date. In addition, all accrued and unpaid interest shall be paid upon the payment in full of the Principal of the Original Loan and, if payment in full is not made when due, thereafter on demand. For illustration purposes only, an interest calculation reflecting the application of this Section 2.3(b)(i) to the Original Loan is set forth on Schedule 2.3(b)(i) attached hereto.

                         (ii) During the Deferred Interest Period, accrued
                    interest on the Principal of the First Amendment Loans shall be added to the Principal of the First Amendment Loans as of the close of business on the Quarterly Payment Date. Thereafter, accrued interest shall be due and payable in arrears on each Quarterly Payment Date. The Principal amount of the First Amendment Loans, including all amounts added thereto pursuant to this Section 2.3(b)(ii), shall be payable in accordance with Section 2.2 hereof. In addition, all accrued and unpaid interest shall be paid upon the payment in full of the Principal of the First Amendment Loan and, if payment in full is not made when due, thereafter on demand. For illustration purposes only, an interest calculation reflecting the application of this Section 2.3(b)(ii) to the First Amendment Loans is set forth on
                    Schedule 2.3(b)(ii) attached hereto.

               (c)  Default Interest Rate.

                         (i) After the occurrence and during the continuance of
                    any Event of Default occurring after the date that the Deferred Interest Portion is paid in full, all Obligations with respect to the Original Loan shall bear interest from the date of the occurrence




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                    of such Event of Default, payable on demand, at a fixed
                    annual rate of 15.00%.

                         (ii) After the occurrence and during the continuance of
                    any Event of Default, all Obligations with respect to the First Amendment Loans shall bear interest from the date of the occurrence of such Event of Default, payable on demand, at a fixed annual rate of 15.00%.

          (h) Section 2.4(c) of the Loan Agreement shall be deleted in its entirety and replaced with the following:

               "(c) Mandatory Prepayment on Sale or Change of Control. The Loan Parties shall give written notice (a "Change Notice") to each Lender upon the earlier of (i) thirty (30) days prior to the consummation of, and (ii) the date of execution of a definitive agreement providing for a Change of Control or a Sale (it being understood that, in connection with a Change of Control not involving a transaction to which the Company is a party, the Loan Parties shall deliver the relevant Change Notice to each Lender promptly after it obtains knowledge thereof). Upon receipt of a Change Notice, each Lender shall have the right, exercisable at any time within thirty (30) days after receipt of a Change Notice, to require that the Principal owed to such Lender be repaid in full, together with all accrued interest thereon, and, if Lender so elects, the Loan Parties shall prepay the outstanding balance of the Principal owed to such Lender in full, together with all accrued interest thereon, on or before the date of consummation of the Change of Control or Sale."

          (i) Section 4.6 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

          4.6 Solvency. Each of the Loan Parties, individually (except for Clarion Plastics Technologies, Inc., Clarion Real Estate, LLC, Mito Plastics, Inc. and Clarion-Drake Acquisition, Inc.), and the Loan Parties taken as a whole is Solvent prior to, and after giving effect to, the transactions contemplated hereby. No transfer of property is being made and no obligation is being incurred in connection with such transactions with actual intent to hinder, delay or defraud either present or future creditors.

          (j) Sections 5.4(c) and 5.4(g) of the Loan Agreement shall be deleted in their entirety and replaced with the following:

               "(c) Certificates. With each of the audited annual reports delivered pursuant to Section 5.4(b) above, and with each monthly unaudited financial statement delivered pursuant to Section 5.4(a) above, a certificate of the Company's President or Chief Financial Officer or Controller (if such Controller is an executive officer), or such other authorized officer of the Loan Parties acceptable to Lender, stating that, except as explained in reasonable detail in such certificate, (A) the Loan Parties are at the date of such certificate, in compliance with all of the covenants and agreements in this Agreement, and (B) no Event of Default or Potential Event of Default then exists, and (C) with respect to the



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          covenants set forth in Sections 6.15 and 6.17 hereof, setting forth calculations demonstrating in reasonable detail that the Loan Parties are in compliance with the applicable dollar limit and ratios, respectively, set forth therein."

               "(g) Reports to Senior Lenders. Together with any compliance certificate, financial statement, or other report furnished to Senior Lenders pursuant to the Senior Loan Documents (including, without limitation, the reporting obligations contained in Sections 1.3(b),
          1.9 and 4.2 of the Third Amendment to Credit Agreement as in effect on the First Amendment Closing Date), a copy of the same setting forth in reasonable detail all calculations for all amounts contained therein (including, without limitation, the financial covenant calculations) and, together with all other notices or certificates furnished to Senior Lenders pursuant to the Senior Loan Documents, the Loan Parties shall also deliver to Lender a copy of the same."

          (k) Section 5.13 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

               "5.13 Use of Proceeds.

                    (a) The Loan Parties shall use the proceeds of the Original
               Loan solely to (i) repay in full any and all amounts due from the Loan Parties to Senior Lenders on the date hereof under Term Note B (as defined in the Senior Loan Agreement (as in effect on July 21, 2000)), (ii) reduce to zero dollars any and all amounts due from the Loan Parties to Senior Lenders on the date hereof under the Revolving Notes (as defined in the Senior Loan Agreement (as in effect on July 21, 2000)) (iii) to prepay up to Three Million Dollars ($3,000,000) of the Drake Note in the original principal amount of Five Million Dollars ($5,000,000), (iv) to pay the cash portion of the purchase price for the Small Parts Acquisition, and (v) to pay the fees and expenses arising in connection with the Senior Subordinated Loan Transactions or the Senior Subordinated Loan Documents (it being understood that, any and all proceeds hereunder in excess of the amounts referred to in clauses (i) - (v) of this Section 5.13 shall be kept on hand for general working capital purposes and other purposes permitted by the terms hereof).

                    (b) The Loan Parties shall use the proceeds of the First
               Amendment Loans solely to reduce any amounts due from the Loan Parties to Senior Lenders on the First Amendment Closing Date under the Revolving Notes (as defined in the Senior Loan Agreement (as in effect on the First Amendment Closing Date))."

          (l) Section 6.3 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

               6.3 Contingent Liabilities. Except as set forth on Schedule 6.3 hereto or except as permitted under Section 6.1 hereof, the Loan Parties shall not become liable for any Contingent Obligations.





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

          (m) Section 6.5 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

               "6.5 Merger or Asset Sale. Except for the Permitted Sale, the Loan Parties shall not (a) be a party to any merger, liquidation or consolidation (except for a merger or consolidation in connection with a Permitted Acquisition or of a Loan Party other than the Company with and into another Loan Party including the Company (providing that in any such merger involving the Company, the Company is the survivor),
          (b) be a party to an Asset Sale except for dispositions of assets of the Loan Parties for at least fair market value (as determined by the Board of Directors of the Company) with a net book value in any fiscal year not exceeding One Million Dollars ($1,000,000), or (c) sell with recourse, or discount or otherwise sell for less than the face thereof, any of its accounts or notes receivable."

          (n) Section 6.7 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

               "6.7 Investments; Acquisitions. The Loan Parties shall not make or permit to exist any Investment in any Person, except for: (a) advances to employees of the Loan Parties for travel or other ordinary business expenses in the ordinary course of, and pursuant to the reasonable requirements of the Loan Parties' Business; (b) extensions of credit by the Loan Parties in the nature of accounts or notes receivable arising from the sale of goods and services in the ordinary course of business; (c) shares of stock, obligations or other securities received by the Loan Parties in settlement of claims arising in the ordinary course of business; (d) investments in Cash Equivalents; (e) other Investments not to exceed Three Million Dollars ($3,000,000) in the aggregate or One Million Dollars ($1,000,000) in any single Person; (f) Permitted Acquisitions occurring from and after Lender's receipt of the 2000 Report and Certificate; (g) the Investments existing on the date hereof and set forth on Schedule 6.7 hereto; and (h) Investment between any of the Loan Parties (it being understood that none of the Investments referenced in clauses (a)-(h) of this Section 6.7 shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Potential Event of Default exists). Without limiting the generality of the foregoing, except for (i) the Small Parts Acquisition on the terms set forth in the transaction documents attached hereto at Exhibit F, and (ii) Permitted Acquisitions occurring from and after Lender's receipt of the 2000 Report and Certificate, the Loan Parties shall not purchase, lease (as lessee) or otherwise acquire (in a single transaction or a series of related transactions), or enter into any agreement to purchase or acquire all or substantially all of the assets or the capital stock or other ownership interests of any Person."

          (o) Section 6.8 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

               "6.8 Distributions. Except as set forth on Schedule 6.8 hereto, the Loan Parties shall not directly or indirectly, declare, order, make, or incur any liability to make (a) any Distribution, (b) pay any management fee or similar fees to any stockholder of the Loan Parties or any Affiliate of the Loan Parties,






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

          (c) make any payment, redemption, defeasance or repurchase of any Subordinated Indebtedness existing on the date hereof (except with respect to the Obligations hereunder or in accordance with the terms and conditions of a subordination agreement in form and substance acceptable to Lender), or (d) set aside funds for any of the foregoing. Notwithstanding the foregoing: (i) any Loan Party (other than the Company) may pay dividends or make other distributions to the Company or one another; and (ii) the Company may pay quarterly dividends to the holders of its Existing Convertible Preferred Stock in an amount of shares of the Company's Common Stock in a manner consistent with the terms of the Preferred Stock Amendments (as in effect on April 17, 2001), provided that, in the case of any such payment made (A) on or prior to March 31, 2002, the Fair Market Value (as defined in the Preferred Stock Amendments (as in effect on April 17, 2001)) per share of Common Stock shall be $3.00 or more and (B) after March 31, 2002, the Fair Market Value per share of Common Stock (as defined in the Preferred Stock Amendments (as in effect on April 17, 2001)) shall be $2.00 or more.

          (p) Section 6.13 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

               "6.13 Sale and Leaseback Transactions. The Loan Parties shall not directly or indirectly, enter into any arrangement with any Person providing for the Loan Parties to lease or rent property that it has sold or will sell or otherwise transfer to such Person, without the prior written approval of Lender, which shall not be unreasonably withheld."

          (q) Notwithstanding any implication to the contrary contained herein or in the Original Loan Agreement, during the period commencing on the date hereof and ending on the earlier of April 30, 2002 or the date on which the Deferred Interest Portion of the Original Loan is paid in full, the Loan Parties shall not be required to abide by the terms of Section 6.17 of the Loan Agreement or the reporting obligations solely with respect thereto contained in Section 5.4(c) of the Loan Agreement (it being understood that from and after May 1, 2002, the Loan Parties shall, automatically and without any action on the part of Lender , continue to abide by the terms thereof).

          (r) Section 7.1(d), 7.1(f) and 7.1(g) shall be deleted in their entirety and replaced with the following:

               "(d) any representation or warranty made in this Agreement (as the same shall be modified from time to time, (including, without limitation, the First Amendment)) by the Loan Parties, or in any certificate or financial statement furnished by the Loan Parties pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished;"

               "(f) the Loan Parties shall default in the performance of or compliance with any other covenant, condition or provision of (1) the First Amendment or (2) this Agreement or any other Senior Subordinated Loan Document to which it is a party (and not constituting an Event of Default under the First Amendment or any of the other subsections of this Section 7.1) and such default shall not be remedied for a period of fifteen (15) days after notice thereof;"

               "(g) (i) the entry of any judgment, order, decree, injunction or finding by any court, arbitrator or similar tribunal that materially threatens the ability of the Loan Parties to implement the proposed restructuring; or

                    (ii) final judgment not fully covered by insurance or
               otherwise indemnified to Lender's satisfaction which, with all other such undischarged final judgments against the Loan Parties, exceeds an aggregate of Two Hundred Fifty Thousand Dollars ($250,000) shall have been entered against the Loan Parties if, within 30 days after the entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within 30 days after the expiration of any such stay, such judgment shall not have been discharged, or if, enforcement proceedings shall have been commenced by any creditor upon such judgment."

          (s) The second sentence of Section 8.1 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

               "Any Lender or any assignees of Lender may assign all or any portion of its interest in and rights under this Agreement and the Senior Subordinated Note to any other Person (an "Assignee"), or grant a participating or beneficial interest in this Agreement and the Obligations to any lending institution (a "Participant")."

          (t) Section 8.2 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

               "8.2 Action by Lender. Except as provided in Sections 2.4(c) and
          8.1 hereof, any action entitled to be taken by Lender shall require the consent of Persons with at least fifty percent (50%) interest in and rights to the Senior Subordinated Note at the time such action is taken."

          (u) Section 8.3 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

               "8.3 Modifications, Amendments or Waivers. The provisions of this Agreement may be modified, amended or waived, but only by a written instrument signed by the Loan Parties and Persons with at least fifty percent (50%) interest in and rights to the Senior Subordinated Note at the time such modifications, amendments or waivers are taken.

          (v) Section 8.5 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

               "8.5 Reimbursement of Expenses; Taxes. The Loan Parties agree upon demand to pay or reimburse each Lender whose Principal outstanding under the Senior Subordinated Notes is equal to or exceeds One Million Dollars ($1,000,000) for all of their reasonable out-of-pocket expenses, including, without limitation, all travel expenses and all reasonable legal, consulting, accounting and independent analyst, audit, and appraisal fees and expenses, from time to time (a) arising in connection with the preparation of the Senior Subordinated Loan Documents or the Senior Subordinated Loan Transactions; (b) relating to any amendments, waivers or consents pursuant to the provisions hereof or thereof; (c) incurred by Lender or its designees in the performance of their duties as directors of the Loan Parties, if applicable, and (d) arising in connection with the enforcement of the Senior Subordinated Loan Documents, collection of the Obligations or actions for declaratory relief in any way related thereto or the protection or preservation of any rights of Lender hereunder. The Loan Parties also agree to pay and save Lender harmless from all liability for any stamp or other similar documentary or recording taxes which may be payable in connection with this Agreement and the other Senior Subordinated Loan Documents or the performance of any transactions contemplated hereby or thereby."

          (w) Schedule 2.1 (Allocation of First Amendment Senior Subordinated Notes) attached hereto shall be added to the Loan Agreement.

          (x) Schedule 2.3(e)(i) (Deferred Interest Calculation for Original
     Loan) attached hereto shall be added to the Loan Agreement.

          (y) Schedule 2.3(e)(ii) (Deferred Interest Calculation for First Amendment Loans) attached hereto shall be added to the Loan Agreement.

          (z) Schedule 2.5 (Payments) shall be deleted in its entirety and a new
     Schedule 2.5 attached hereto shall be substituted therefor.

          (aa) Schedule 4.3 (Capitalization) shall be deleted in its entirety and a new Schedule 4.3 attached hereto shall be substituted therefor.

          (bb) Schedule 4.16 (Absence of Changes) shall be deleted in its entirety and a new Schedule 4.16 attached hereto shall be substituted therefor.

          (cc) Schedule 4.21 (Affiliate Transactions) shall be deleted in its entirety and a new Schedule 4.21 attached hereto shall be substituted therefor.

          (dd) Schedule 6.1 (Certain Indebtedness) shall be deleted in its entirety and a new Schedule 6.1 attached hereto shall be substituted therefor.

          (ee) Schedule 6.7 (Contemplated Investments) shall be deleted in its entirety and a new Schedule 6.7 attached hereto shall be substituted therefor.

          (ff) Schedule 6.8 (Distributions) shall be deleted in its entirety and a new Schedule 6.8 attached hereto shall be substituted therefor.

          (gg) Schedule 6.10 (Transactions with Affiliates) shall be deleted in its entirety and a new Schedule 6.10 attached hereto shall be substituted therefor.

          (hh) Schedule 6.14 (Investment Banking Brokers & Finder's Fees) shall be deleted in its entirety and a new Schedule 6.14 attached hereto shall be substituted therefor.

          (ii) Schedule 7.1 (Certain Executive Officers) shall be deleted in its entirety and a new Schedule 7.1 attached hereto shall be substituted therefor.

     6. Amendment of the Registration Rights Agreement. Subject to the Loan Parties' performance of their obligations to Lender hereunder on the date hereof, the parties hereto agree to amend the terms of the Registration Rights Agreement as follows:

          (a) The Recitals to the Registration Rights Agreement shall be deleted in their entirety and replaced with the following recitals:

               "A. On July 21, 2000, the Company entered into this Agreement pursuant to that certain Senior Subordinated Loan Agreement dated as of July 21, 2000 among the Company, its subsidiaries made a party thereto and WBMCF (the "Original Loan Agreement). In connection with the Original Loan Agreement, the Company agreed, upon the terms and subject to the conditions contained therein, to issue and sell to WBMCF a warrant (the "Original Warrant") entitling the holder thereof to purchase the number of shares (the "Original Warrant Shares") of common stock, $0.001 par value, of the Company (the "Common Stock"), as set forth therein. To induce WBMCF to execute and deliver the Original Loan Agreement, the Company agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the "Securities Act"), and applicable state securities laws.

               B. In connection with the waiver of existing defaults under the Original Loan Agreement and the Senior Loan Agreement (as defined in the Original Loan Agreement), the Loan Parties have further requested, and WBMCF has further agreed, to amend the Original Loan Agreement (the "First Amendment Loan Agreement" and, together with the Original Loan Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in compliance with the terms thereof, the "Loan Agreement") and to make provision for the purchase of additional senior subordinated notes of the Loan Parties by WBMCF and the additional lenders set forth in Schedule 2.1 of the Loan Agreement (the "First Amendment Lenders"), having an aggregate principal amount of $3,000,000 (the "First Amendment Senior Subordinated Notes").

               C. Concurrent with the First Amendment Loan Agreement and the First Amendment, the Company has agreed to issue and sell to First Amendment Lenders warrants (the "First Amendment Warrants" and, together with the Original Warrant, the "Warrant") entitling the holders thereof to purchase the number of shares (the "First Amendment Warrant Shares" and, together with the Original Warrant Shares, the "Warrant Shares"), of Common Stock as set forth therein. In addition, to induce First Amendment Lenders to execute and deliver the First Amendment Loan Agreement, the Company has agreed to amend the Registration Rights Agreement to extend certain registration rights under the

          Securities Act and applicable state securities laws to the First Amendment Warrant Shares, all upon the terms and conditions set forth herein."

          (b) The definitions of "Holder" and "Registrable Securities" in
     Section 1.1 of the Registration Rights Agreement shall be deleted in their entirety and replaced with the following:

                    "(b) The term "Holder" means WBMCF, Emilie D. Wierda Living Trust dated 3/1/94, William Beckman and Thomas Wallace and any transferees or assignees who agree to become bound by the provisions of this Agreement in accordance with Article IX hereof."

                    "(c) The term "Registrable Securities" means the Warrant Shares issued or issuable with respect to the Original Warrant and the First Amendment Warrants (without regard to any limitations on conversion or exercise of any Warrant) and any shares of capital stock or other securities issued or issuable, from time to time (with any adjustments), on or in exchange for or otherwise with respect to the Common Stock or any other Registrable Securities."

          (c) Section 1.2 of the Registration Rights Agreement shall be deleted in its entirety and replaced with the following:

               "1.2 Capitalized Terms. Capitalized terms used herein and not otherwise defined in this Agreement shall have the respective meanings set forth in the Loan Agreement. All references in this Agreement to the terms "Holder" or "Warrant" in the singular shall be deemed to refer to the plural equivalent of the term as the context may so require."

          (d) Section 2.1 of the Registration Rights Agreement shall be deleted in its entirety and replaced with the following:

                    (a) At any time after July 21, 2001, Holders of a majority of Registrable Securities may request the registration under the Securities Act of all or any portion of their Registrable Securities (a "Demand Registration"); provided, however, that any Demand Registration pursuant to this Section 2.1(a) shall be in increments of at least three hundred thousand (300,000) shares of Common Stock (as adjusted for any stock splits, subdivisions, or similar events). No more than three (3) Demand Registrations may be requested pursuant to this Section 2.1(a); provided, however, that a registration shall be counted for such purposes only if it becomes effective under the Securities Act.

                    (b) At any time after which the Company is eligible to file a Registration Statement on Form S-3 (or any replacement form) to register Registrable Securities on account of Holder, Holders of a majority of Registrable Securities may request the registration under the Securities Act of all or any portion of their Registrable Securities (also a "Demand Registration"); provided, however, that any Demand Registration pursuant to this Section 2.1(b) shall be in increments of at least three hundred thousand (300,000) shares of Common Stock (as adjusted for any stock splits, subdivisions, or similar events). No more than two (2) registrations in any twelve (12) month period may be requested pursuant to this Section 2.1(b); provided, however, that a registration shall be counted for such purposes only if it becomes effective under the Securities Act.

     7. Preferred Stock Amendments. The Loan Parties hereby acknowledge and agree that the Preferred Stock Amendments affect Lender adversely and that, pursuant to Section 6.9 of the Loan Agreement, such amendments require the consent of Lender, which Lender hereby grants upon the terms and conditions set forth in this First Amendment.

     8. First Amendment Conditions. The First Amendment and the obligations of Lender contemplated hereby shall be governed by and subject to the following terms and conditions:

          (a) receipt of this Waiver, Consent and First Amendment to Senior Subordinated Loan Documents, duly executed by the Loan Parties;

          (b) receipt of the applicable First Amendment Senior Subordinated Notes and the First Amendment Warrants, in each case duly executed by the Loan Parties;

          (c) receipt of the amendment to Intercreditor Agreement, duly executed by Senior Lenders;

          (d) receipt of the written opinion of Varnum, Riddering, Schmidt & Howlett LLP, counsel to the Loan Parties, dated as of the date hereof, in form and substance satisfactory to Lender;

          (e) receipt of the certificate of incorporation of the Company, as amended, certified by the Secretary of State of the Delaware, together with a copy of the Company's By-Laws, certified by the Company's secretary to be true and correct and in full force and effect;

          (f) receipt of certified copies of all documents evidencing corporate action taken by each Loan Party with respect to the consummation of the transactions contemplated by this First Amendment, including but not limited to, resolutions of the Board of Directors of each Loan Party authorizing the execution, delivery and performance by such Loan Party of this First Amendment, the First Amendment Senior Subordinated Notes, and the First Amendment Warrants;

          (g) receipt of a certificate of each Loan Party, signed by its chief executive officer or president, to the effect that: (i) all of the representations and warranties of such party contained in this First Amendment are true and correct as of the date hereof; (ii) such party has complied with and performed all of the terms, covenants and agreements contained in the Senior Subordinated Loan Documents which are to be complied with or performed by such party on or before the date hereof; and
     (iii) no Event of Default or Potential Event of Default (other than the Existing Defaults) has occurred and is continuing;

          (h) receipt of the Third Amendment to Credit Agreement and any and all other documents, agreements, certificates and instruments executed or delivered in connection therewith, certified by the Loan Parties' secretary to be true and correct and in full force and effect (collectively, together with the Third Amendment to Credit

     Agreement, the "Amended Senior Loan Documents") each in form and substance satisfactory to Lender in their sole discretion; and

          (i) receipt of the Preferred Stock Amendments and that certain Guaranty dated as of April 17, 2001, from each of Craig and Emilie Wierda to Senior Lenders in an amount of up to $1,000,000 and any and all other documents, agreements, certificates, each certified by the Loan Parties' secretary to be true and correct and in full force and effect, and each in form and substance satisfactory to Lender in their sole discretion;

          (j) receipt of the execution and delivery or obtainment of such other instruments, documents, agreements, certificates, instruments, consents, waivers, opinions and information as Lender may reasonably request.

The Company shall provide the documents specified in (a) - (k) in a form reasonably acceptable to Lender.

     9. Representations and Warranties of the Loan Parties. As a further inducement for WBMCF to consent to the transactions contemplated by this Agreement, the Loan Parties hereby represent and warrant to Lender that:

          (a) The Loan Parties have the requisite power and authority to execute, deliver and carry out this Agreement and the transactions contemplated hereby.

          (b) The execution and delivery of this Agreement, the Amended Senior Loan Documents and the consummation by the Loan Parties of the transactions contemplated hereby or thereby has been duly authorized by all necessary action and other consents, approvals and the like required on the part of the Loan Parties.

          (c) Neither the execution and delivery by the Loan Parties of this First Amendment or the Amended Senior Loan Documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Loan Parties with the terms, conditions and provisions hereof or thereof, shall (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon its capital stock or assets pursuant to, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to the Certificate or Articles of Incorporation or by-laws of the Loan Parties or any law, statute, rule or regulation to which the Loan Parties are subject, or any agreement, instrument, order, judgment or decree to which the Loan Parties are subject.

          (d) This First Amendment and the Amended Senior Loan Documents have been duly and validly executed and delivered by the Loan Parties and constitute legal, valid and binding obligations, and all such obligations of the Loan Parties are enforceable in accordance with their respective terms.

          (e) Except for the Existing Defaults, no event has occurred and is continuing and no condition exists which would constitute an Event of Default or Potential Event of Default.

          (f) Except for: (i) the representation and warranty set forth in the first sentence of Section 4.4 of the Loan Agreement; (ii) the representations and warranties with respect to the matters disclosed on revised Schedules 4.3, 4.10, 4.16 and 4.21 attached to this First Amendment; all representations and warranties of the Loan Parties in the Loan Agreement remain true and correct as of the date hereof as though originally made on and as of the date hereof and will be true and correct after giving effect to the amendments set forth in Section 5 hereof.

          (g) Each Loan Party represents that: (a) it has no intention to file or acquiesce in the filing of any bankruptcy or insolvency proceeding hereafter, absent Lender's approval of such proceeding; and (b) the period commencing on the First Amendment Closing Date and ending on the Senior Termination Date is sufficient for such Loan Party to accomplish the commitments it has undertaken in this First Amendment.

          (h) The Company represents and warrants that it is currently eligible to register the resale of the Warrant Shares and all Registrable Securities by Holder on a Registration Statement on Form S-3 under the Securities Act for the account of Holder (and not for or on behalf of the Company).

     10.  Release and Indemnity.

          (a) Each Loan Party does hereby release and forever discharge Lender and each Affiliate thereof and each of their respective employees, officers, directors, partners, trustees, agents, attorneys, successors, assigns or other representatives from any and all claims, demands, damages, actions, cross-actions, causes of action, costs and expenses (including legal expenses), of any kind or nature whatsoever, whether based on law or equity, which any of said parties has held, whether known or unknown, for or because of any matter or thing done, omitted or suffered to be done on or before the actual date upon which this First Amendment is signed by any of such parties (i) arising directly or indirectly out of this First Amendment, or any other documents, instruments or any other transactions relating thereto and/or (ii) relating directly or indirectly to all transactions by and between each Loan Party and WBMCF or any of its respective directors, partners, officers, agents, employees, attorneys or other representatives.

          (b) Each Loan Party shall and hereby does indemnify each Lender and each Affiliate thereof and their respective directors, partners, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages (including reasonable legal fees and expenses) to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by any Loan Party of the proceeds of any extension of credit under this First Amendment or any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing or any of the other Senior Subordinated Loan Documents, and the Loan Parties shall reimburse each Lender and each Affiliate thereof and their respective directors, partners, officers, employees and agents, upon demand for any expenses (including legal fees) reasonably incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence, bad faith or willful misconduct of the Person to be indemnified or in connection with disputes exclusively between Lenders.

          (c) Without limiting any provision of this First Amendment, it is the express intention of the parties hereto that each Person to be indemnified hereunder or thereunder shall be indemnified and held harmless against any and all losses, liabilities, claims or damages: (i) arising out of or resulting from the sole ordinary or contributory negligence of such Person or (ii) imposed upon said party under any theory of strict liability. Without prejudice to the survival of any other obligations of the Loan Parties hereunder and under the other Senior Subordinated Loan Documents, the obligations of the Loan Parties under this Section 10 shall survive the termination of the Senior Subordinated Loan Documents and the other Senior Subordinated Loan Documents and the payment of the Obligations.

     11. Board of Directors. Without limiting the generality of WBMCF's rights under Section 12(c) of the Original Warrant, until further notice from WBMCF in writing, the Company shall suspend its best efforts to ensure the recommendation to the Shareholders of a representative designated by WBMCF for election to the Board of Directors of the Company (it being understood that, upon such further notice from WBMCF, the Company shall resume such efforts).

     12. Miscellaneous.

          (a) Further Assurances. The Loan Parties shall, from time to time at the request of Lender, do all further acts and things as may in the opinion of Lender be necessary or advisable to effectuate the transaction and other matters contemplated hereby, including, without limitation, the modification of or amendment to any other agreements, certificates or instruments to which the Loan Parties are a party.

          (b) Notices. All notices and other communications given to or made upon any party hereto in connection with this Agreement shall be in accordance with Section 8.6 of the Loan Agreement.

          (c) Joint and Several Liability. Except as specifically set forth herein, the liability of each Loan Party under this First Amendment and the other agreements in general shall be joint and several, and each reference herein to the Loan Parties shall be deemed to refer to each such Loan Party. In furtherance and not in limitation of Lender's rights and remedies hereunder or at law, Lender may proceed under this Agreement and the other agreements against any one or more of the Loan Parties in their absolute and sole discretion for any of the obligations of the Loan Parties or any other liability or obligation of the Loan Parties arising hereunder.

          (d) Survival. All representations, warranties, covenants, indemnifications, consents and agreements of the Loan Parties contained herein or made in writing in connection herewith shall survive the execution and delivery of this First Amendment, the making of the term loans hereunder and the issuance of the First Amendment Senior Subordinated Notes and, except as set forth otherwise herein, shall remain in effect through the date that all amounts due hereunder are paid to Lender.

          (e) Entire Agreement. This First Amendment and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties hereto with respect to the subject matter hereof. The provisions of this First Amendment may be modified, amended or waived, but only by a written instrument signed by the Loan Parties and Persons with at least fifty percent (50%) interest in and rights under the Senior Subordinated Note at the time such modifications, amendments or waivers are taken.

          (f) Counterparts. This First Amendment may be executed in any number of counterparts and by any party hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

          (g) Captions. Section captions used in this First Amendment are for convenience only, and shall not affect the construction of this First Amendment.

          (h) No Further Amendments. Except as specifically amended hereby, the terms and provisions of the Loan Agreement shall remain in full force and effect.

                [Remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Waiver, Consent and First Amendment to Senior Subordinated Loan Documents to be executed and delivered by their duly authorized officers as of the day and year first above written.

                              WILLIAM BLAIR MEZZANINE CAPITAL FUND III, L.P.

                              By: William Blair Mezzanine Capital Partners III, L.L.C., its general partner

                                   By:    /s/ TERRANCE M. SHIPP
                                          -------------------------------------
                                   Name:  Terrance M. Shipp
                                          -------------------------------------
                                   Title: Managing Director
                                          -------------------------------------

                           COUNTERPART SIGNATURE PAGE



           WAIVER, CONSENT AND FIRST AMENDMENT TO SENIOR SUBORDINATED
                                 LOAN DOCUMENTS



                                   Emilie D. Wierda Living Trust dated 3/1/94





                                   By:
                                         --------------------------------------

                                   Name:
                                         --------------------------------------

                                   Title:
                                         --------------------------------------


                                   /s/ WILLIAM BECKMAN
                                   --------------------------------------------
                                   William Beckman


                                   /s/ THOMAS WALLACE
                                   --------------------------------------------
                                   Thomas Wallace

                           COUNTERPART SIGNATURE PAGE

           WAIVER, CONSENT AND FIRST AMENDMENT TO SENIOR SUBORDINATED
                                 LOAN DOCUMENTS



                                   CLARION TECHNOLOGIES, INC.


                                   By: /s/ GREG BEGO
                                      -----------------------------------------
                                      Greg Bego, Acting Chief Financial Officer



                                   CLARION PLASTICS TECHNOLOGIES, INC.



                                   By: /s/ GREG BEGO
                                      -----------------------------------------
                                      Greg Bego, Acting Chief Financial Officer



                                   CLARION REAL ESTATE, LLC.



                                   By: /s/ GREG BEGO
                                      -----------------------------------------
                                      Greg Bego, Acting Chief Financial Officer



                                   DOUBLE "J" MOLDING, INC



                                   By: /s/ GREG BEGO
                                      -----------------------------------------
                                      Greg Bego, Acting Chief Financial Officer



                                   CLARION-DRAKE ACQUISITION, INC.



                                   By: /s/ GREG BEGO
                                      -----------------------------------------
                                      Greg Bego, Acting Chief Financial Officer

                                   MITO PLASTICS, INC.



                                   By: /s/ GREG BEGO
                                      -----------------------------------------
                                      Greg Bego, Acting Chief Financial Officer



                                   WAMAR PRODUCTS, INC.



                                   By: /s/ GREG BEGO
                                      -----------------------------------------
                                      Greg Bego, Acting Chief Financial Officer



                                   WAMAR TOOL & MACHINE CO.



                                   By: /s/ GREG BEGO
                                      -----------------------------------------
                                      Greg Bego, Acting Chief Financial Officer